Exhibit 5.3

August 10, 2007

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Rue Osseghem 53

1080 Brussels

Belgium

Re:	Registration Statement on Form F-4 Relating to

$450,000,000 6.50% Senior Notes Due 2017 and Guarantees

Ladies and Gentlemen:

I am the Assistant General Counsel of Delhaize America, Inc., a corporation organized under the laws of the State of North Carolina (the “Company”), and am familiar with matters pertaining to the registration pursuant to a registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (“Parent”), and its subsidiaries listed on Schedule 1 attached hereto, including the Covered Guarantors (defined below) (the “Guarantors”), of (i) Parent’s offer to exchange (such offer, as described in the Prospectus (defined below) the “Exchange Offer”) all outstanding $450,000,000 aggregate principal amount of Parent’s 6.50% Senior Notes due June 15, 2017 issued on June 27, 2007 (the “Original Notes”) for new $450,000,000 aggregate principal amount of Parent’s 6.50% Senior Notes due June 15, 2017 registered under the Securities Act (the “Exchange Notes” and together with the Original Notes, the “Notes”); and (ii) the Guarantees (defined below). The Original Notes are, and the Exchange Notes will be, issued under an indenture, dated as of June 27, 2007 (the “Indenture”), between Parent and The Bank of New York, as trustee (the “Trustee”). Guarantees by the Guarantors that will cover the Exchange Notes (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007 (the “Cross Guarantee Agreement”), by and among Parent and the Guarantors. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

The Exchange Notes and the Guarantees will be issued in exchange for the Original Notes and the guarantees covering the Original Notes, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter

August 10, 2007

of transmittal filed as Exhibit 99.1 to the Registration Statement. The Company, Food Lion, LLC, a North Carolina limited liability accompany (“Food Lion”), Boney Wilson & Sons, Inc., a North Carolina corporation (“Boney”), and Risk Management Services, Inc., a North Carolina corporation (“RMS”), are referred to herein as the “Covered Guarantors.”

In connection with this letter, I have examined the Registration Statement and the Prospectus contained therein, the Indenture and the Cross Guarantee Agreement. The Indenture and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.” I have also examined and relied upon originals or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. In such opinions, I have assumed the genuineness of all signatures other than with respect to the Covered Guarantors, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. I have also assumed the legal capacity of natural persons, and the corporate or other power and due authorization of each person not a natural person to other than the Covered Guarantors, execute and deliver each Operative Document to which it is a party and to consummate the transactions contemplated by each Operative Document to which it is a party, due execution and delivery of each Operative Document by all parties thereto, other than the Covered Guarantors, and that each Operative Document constitutes the legal, valid and binding obligation of each party thereto, other than with respect to the Covered Guarantors, enforceable against such party in accordance with its terms. Except as expressly provided for herein, I have made no investigation or review of any matters relating to the Covered Guarantors or any other person.

I am admitted to the practice of law in the State of North Carolina and do not hold myself out as an expert on the laws of any jurisdiction other than the laws of the State of North Carolina. I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of North Carolina.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that as of the date hereof:

1.	Each of the Company, Boney and RMS has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina. Food Lion has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of North Carolina.

2.	Each of the Covered Guarantors has the corporate or other entity power to make the Guarantees and enter into the Cross-Guarantee Agreement.

August 10, 2007

3.	The Cross-Guarantee Agreement and the Guarantees have been duly and validly authorized by each of the Covered Guarantors, and the Cross Guarantee Agreement has been duly and validly executed and delivered by each of the Covered Guarantors.

This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ G. Linn Evans
G. Linn Evans

SCHEDULE 1

Name	Jurisdiction of Organization
Delhaize America, Inc.	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannaford Procurement Corp.	Maine

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Shop ‘n Save-Mass, Inc.	Massachusetts

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia